Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MEDTRONIC, INC.

ARTICLE ONE

The name of the Company is Medtronic, Inc. (the “Company”).

ARTICLE TWO

The address of the registered office of the Company in the State of Minnesota is to be located at 710 Medtronic Parkway, Minneapolis, Minnesota.

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Minnesota Business Corporation Act (the “MBCA”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of capital stock that the Company has authority to issue is one thousand (1,000) shares, which will be designated common stock, par value $0.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the Company.

Section 2. No Preemptive Rights. No shares of any class or series of the Company shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the Company now or hereafter authorized or issued.

Section 3. No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the Company.

Section 4. Written Action by Shareholders. An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present. The written action is effective when it has been signed, or consented to by authenticated electronic communication, by the required shareholders, unless a different effective time is provided in the written action.

ARTICLE FIVE

Section 1. Number of Directors. The number of directors that shall constitute the board of directors of the Company (the “Board of Directors”) shall be fixed exclusively from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office.

Section 2. Written Action by Directors. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed, or consented to by authenticated electronic communication, by all of the directors.

ARTICLE SIX

The board of directors of the Company (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws of the Company (the “Bylaws”), subject to the power of the shareholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN

To the fullest extent that the MBCA as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director shall be liable to the Company or its shareholders for monetary damage for breach of fiduciary duty as a director. Any repeal or amendment of this Article Seven will not adversely affect any limitation on the personal liability or alleged liability of a director arising from an act or omission of that director occurring prior to the time of such repeal or amendment.

ARTICLE EIGHT

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company subject, nevertheless, to the provisions of the statutes of the State of Minnesota, of these Articles and of any Bylaws from time to time made by the shareholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

ARTICLE NINE

Section 1. Indemnification and Advancement of Expenses. The Company shall, to the fullest extent permitted by the MBCA, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto (an “indemnitee”). The right to indemnification conferred in this Section 1 of this Article Nine shall be a contract right and shall, to the fullest extent permitted by the MBCA, include the obligation of the Company to pay the expenses incurred by an indemnitee in defending any proceeding in advance of its final disposition; provided, however, that, if and to the extent that the MBCA requires an advance of expenses incurred by an indemnitee such advance shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 of this Article Nine or otherwise.

Section 2. Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this Article Nine shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles or under any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

ARTICLE TEN

The Company reserves the right to amend, alter, change or repeal any provision contained in these Articles in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power.